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                                                                    Exhibit 3(a)

                              AMENDED AND RESTATED


                            ARTICLES OF INCORPORATION

                                       OF

                                     KEYCORP



                                    ARTICLE I

                                      Name

                  The name of the corporation (hereinafter called the "Corporation") is "KeyCorp".


                                   ARTICLE II

                                Principal Office

                  The principal office and headquarters of the Corporation shall be located in the City of Cleveland, County of Cuyahoga, State of Ohio.

                                   ARTICLE III

                                    Purposes

                      The purposes of the Corporation are:

(a) to organize, acquire, invest in, own, or control shares and other securities of banks, other depository institutions, and other companies which a bank holding company is permitted to own or control by the provisions of the Bank Holding Company Act of 1956, as now in effect or hereafter amended, and to carry on the business of a bank holding company in conformity with the Bank Holding Company Act of 1956, as now in effect or hereafter amended;

(b) to do whatever is deemed necessary, incidental, or conducive to carrying out any of the purposes of the Corporation; and

(c) to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law.

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                                   ARTICLE IV

                       Authorized Shares of Capital Stock

                  The authorized number of shares of the Corporation is 1,425,000,000, of which 25,000,000 shall be shares of preferred stock, with a par value of $1 each, as described in Part A of this Article IV (hereinafter called "Preferred Stock"), and 1,400,000,000 shall be Common Shares, with a par value of $1 each, as described in Part B of this Article IV (hereinafter called "Common Shares").

                  The express terms of each class are as follows:


                                     PART A

                      EXPRESS TERMS OF THE PREFERRED STOCK

                  SECTION 1.  SERIES.

                  The Preferred Stock may be issued from time to time in series. All shares of Preferred Stock shall be of equal rank and the express terms thereof shall be identical, except in respect of the terms that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the dates of issue. Subject to the provisions of Sections 2 through 4, inclusive, of this Part A, which shall apply to all Preferred Stock, the Board of Directors is hereby authorized to cause shares of Preferred Stock to be issued in one or more series and with respect to each such series to fix:

         (a) The designation of the series, which may be by distinguishing number, letter, or title.

         (b) The authorized number of shares of the series, which number the Board of Directors may, except to the extent otherwise provided in the creation of the series, from time to time, increase or decrease, but not below the number of shares thereof then outstanding.

         (c) The dividend rate or rates (which may be fixed or adjustable) of the shares of the series.

         (d) The dates on which dividends, if declared, shall be payable and, in the case of series on which dividends are cumulative, the dates from which dividends shall be cumulative.
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         (e)      The redemption rights and price or prices, if any, for shares of the series.

         (f) The amount, terms, conditions, and manner of operation of any retirement or sinking fund to be provided for the purchase or redemption of shares of the series.

         (g) The amounts payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation.

         (h) Whether the shares of the series shall be convertible into Common Shares or shares of any other series or class, and, if so, the specification of such other class or series, the conversion price or prices or rate or rates, any adjustment thereof, and all other terms and conditions upon which such conversion may be made.

         (i) The restrictions, if any, upon the issue of any additional shares of the same series or of any other class or series.

                  The Board of Directors is authorized to adopt from time to time amendments to these articles of incorporation fixing, with respect to each series, the matters described in Clauses (a) through (i), inclusive, of this
Section 1.


                  SECTION 2.  VOTING RIGHTS.

         (a) The holders of Preferred Stock shall not be entitled to vote upon matters presented to the shareholders, except as provided in this
         Section 2 or as required by law.

         (b) If the Corporation shall fail to pay full dividends on any series of Preferred Stock for six quarterly dividend payment periods, whether or not consecutive, the number of directors will be increased by two, and the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to elect such additional two directors until full cumulative dividends for all past dividend payment periods on all series of Preferred Stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year. Such right to vote separately as a class to elect directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect directors separately as a class in the case of future dividend defaults. At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than twenty percent of the total number of shares of the Preferred Stock of the Corporation then outstanding shall, call a special meeting of shareholders for the election of such directors. In the case of such a written request, such special meeting shall be held within ninety days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Regulations of the Corporation, provided that the Corporation shall not be required to call

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         such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation. Directors elected as aforesaid shall serve until the next annual meeting of shareholders of the Corporation or until their respective successors shall be elected and qualify. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of such director shall occur during the continuance of a default in dividends on any series of Preferred Stock by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining director or directors elected as aforesaid of a new director for the unexpired term of such former director.

         (c) The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote separately as a class, shall be necessary to effect any amendment, alteration, or repeal of any of the provisions of these articles of incorporation or the regulations of the Corporation which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (but so far as the holders of Preferred Stock are concerned, such action may be effected with such vote or consent); provided, however, that neither the amendment of these articles of incorporation to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with the Preferred Stock, nor the amendment of the regulations so as to change the number of directors of the Corporation, shall be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (and any such amendment referred to in this proviso may be made without the vote or consent of the holders of the Preferred Stock); and provided further that if such amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all then outstanding series of Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall also be required.

         (d) The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote as a single class shall be necessary to effect any one or more of the following:

                  (i) The authorization of, or the increase in the authorized number of, any shares of any class ranking prior to the Preferred Stock; or

                  (ii) The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding Preferred Stock except in accordance with a purchase offer made to all holders of record of Preferred Stock, unless all dividends on all Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.


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                  SECTION 3.  PREEMPTIVE RIGHTS.

                  No holder of Preferred Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.

                  SECTION 4.  DEFINITIONS.

                  For the purposes of this Part A:

(a) Whenever reference is made to shares "ranking prior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distribution in the event of a liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Preferred Stock.

(b) Whenever reference is made to shares "on a parity with the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation rank on an equality or parity with the rights of the holders of Preferred Stock.

(c) Whenever reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation are junior or subordinate to the rights of the holders of Preferred Stock.


                                     PART B

                         EXPRESS TERMS OF COMMON SHARES

                  SECTION 1.  GENERAL.

                  The holders of Common Shares shall be entitled to one vote for each Common Share held by them, respectively, on each matter properly submitted to shareholders for their vote, consent, waiver, release or other action.

                  SECTION 2.  PREEMPTIVE RIGHTS.

                  No holder of Common Shares shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation of any class

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whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.

                                     PART C

                                CUMULATIVE VOTING

                  No holder of shares of any class of the Corporation may cumulate his voting power.

                                    ARTICLE V

                               Purchase of Shares

                  Subject to the provisions of Article IV hereof, the Corporation, by action of its directors, and without action by its shareholders, may, from time to time, purchase its own shares of any class in accordance with the provisions of the Ohio General Corporation Law; and such purchase may be made either in the open market, or at public or private sales, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such price as the directors shall, from time to time, determine.

                                   ARTICLE VI

                                     Voting

                  Any proposal which, under applicable law, requires the approval of holders of shares of the Corporation:

         (1) to adopt an amendment to these articles of incorporation (which term includes amended articles of incorporation),

         (2) to sell, exchange, transfer, or otherwise dispose of all, or substantially all, the assets of the Corporation,

         (3)      to effect a merger or consolidation involving the Corporation,

         (4) to effect a combination or majority share acquisition (as such terms are defined by the laws of the State of Ohio), or

         (5) to dissolve, liquidate, or wind up the affairs of the Corporation,

may be authorized and approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal and, if a proposal upon which holders of shares of a particular class or classes are required to vote separately as a class by other provisions of these articles of incorporation or law, by the affirmative vote of the

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holders of shares entitling them to exercise a majority of the voting power of such class or classes, except as otherwise provided in Section 2 of Part A of
Article IV with respect to the Preferred Stock of the Corporation. Notwithstanding the foregoing, the provisions of this Article VI shall not reduce the vote of shareholders required to approve a transaction which requires shareholder approval under Chapter 1704 of the Ohio Revised Code.


                                   ARTICLE VII

                  Opt-Out of Control Share Acquisitions Statute

                  Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Corporation.


                                  ARTICLE VIII

                          Amended and Restated Articles

                  These Amended and Restated Articles of Incorporation of KeyCorp supersede the Amended and Restated Articles of Incorporation of KeyCorp filed with the Secretary of State of Ohio on March 4, 1998, as amended.